Exhibit n

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated November 25, 2025, relating to the financial statements and financial highlights of Apollo Diversified Real Estate Fund, which are included in Form N-CSR for the year ended September 30, 2025, and to the references to our firm under the headings “Financial Highlights” and “ Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

June 1, 2026